Exhibit 10.104
PULP SUPPLY AGREEMENT BETWEEN
CARTER HOLT HARVEY PULP & PAPER LIMITED AND WHAKATANE MILL LIMITED
DATED: May 4, 2010
PARTIES
Carter Holt Harvey Pulp & Paper Limited (CHH)
Whakatane Mill Limited (WML)
BACKGROUND
A.	CHH has agreed to supply to WML, and WML has agreed to purchase from CHH, certain grades of kraft pulp.

B.	This Agreement sets out the terms and conditions of that supply and purchase.
AGREEMENT
This Agreement governs all transactions (oral, written or otherwise) between the parties during the term of this Agreement in relation to its subject matter and overrides any inconsistencies in any terms of trade or purchase orders issued by the parties or the General Terms of Sale attached as Appendix 2 to this Agreement.
The parties agree as follows:
1.	INTERPRETATION

In this Agreement, unless the context otherwise requires:

BEK means bleached eucalyptus kraft pulp in grade E90 (Prime Bleached Hardwood Kraft Pulp).

BEK Base Price means the average of:
(a)	until 31 December 2010: the prior quarter bleached eucalyptus (Brazil & Chile) kraft pulp spot price; and

(b)	from 1 January 2011: the prior month bleached eucalyptus (Brazil) kraft pulp spot price, as published by RISI “PPI Asia News”, late month publication, top of range.

BKP means bleached radiata softwood kraft pulp in grades M90 (Prime Bleached Softwood Kraft Pulp) and BKT (Prime Bleached Softwood Kraft Pulp).

BKP Base Price means the average of:
(a)	until 31 December 2010: the prior quarter bleached radiata spot price; and

(b)	from 1 January 2011: the prior month bleached radiata spot price, as published by RISI “PPI Asia News”, late month publication, top of range.

Commencement Date means the date of closing under the asset purchase agreement between Carter Holt Harvey Limited and WML dated on or about the date of this Agreement.

Force Majeure Event means any or all of the following events or occurrences and the effects thereof: act of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

FSC means the Forest Stewardship Council.

Pricing Model means the method for calculating the Price for each grade of the Products and Transition Grades in clauses 5.2 and 5.3. Examples of the Pricing Model are set out in Appendix 3 and Appendix 4 to demonstrate the operation of the Pricing Model in the calculation of the Price for the Products and the Transition Grades in the first Quarter of 2010.

Products means BKP, BEK and UKP.

Quarter means the three month periods running January to March, April to June, July to September and October to December.

Specifications means the specifications for the Products and Transition Grades as set out in Appendix 1, and for any additional grades, as the parties shall jointly agree.

Term has the meaning given to it in clause 2.

Transition Grades means transition and off grades as follows:
(a)	in relation to BEK, grade E70 (Bleached Hardwood Transition Kraft Pulp); and

(b)	in relation to BKP, M85 (Bleached Softwood Kraft Pulp) and E10 (Bleached Softwood Transition Kraft Pulp).
UKP means unbleached softwood kraft pulp in grades U25, U40 (Papergrade unbleached pulp), K50 (Hi Kappa Fibre Cement Pulp), K30 (Shoulder Grade Fibre Cement Pulp), K25 (Prime Grade Fibre Cement Pulp) and K20 (Shoulder Grade Fibre Cement Pulp).

UKP Base Price means the average price for UKP for:
(a)	until 31 December 2010: the prior Quarter; and

(b)	from 1 January 2011: the prior month,
as announced by CHH for Taiwan.

Whakatane Mill means WML’s mill at Whakatane.
A reference to United States dollars, dollars, US$, USD or $ is a reference to the lawful currency of the United States.

2.	TERM

This Agreement will commence on the Commencement Date and will continue until terminated earlier in accordance with clause 8 or clause 13.

3.	PURCHASE AND SUPPLY OF PRODUCTS

3.1.	Exclusive Supply

WML agrees to purchase all of its requirements for the Products from CHH, and subject to clause 3.3, CHH agrees to supply, to the extent that CHH is able, all of WML’s requirements for the Products in accordance with the Specifications and the terms of this Agreement. The parties agree to take all reasonable steps to address any issues in a co-operative manner.

3.2.	Non-compliance with Specifications

If CHH supplies Product to WML which does not comply with the Specifications, then WML shall be entitled to reject that Product on prompt notice to CHH. If WML rejects Product for non-compliance with the Specifications, CHH shall collect the Product and shall meet all reasonable freight costs for any such collection. CHH shall not render an invoice for such rejected Product. CHH shall, within 7 calendar days of receiving notice of such rejected Product, supply replacement Product complying with the Specifications. If (to the extent that any Products are rejected) CHH is not able to supply WML with replacement Products within 7 days, then WML may source such products from a third party, but only to the extent that the Products could not be replaced by CHH.

3.3.	Phasing out of BEK

The parties acknowledge that CHH’s wood source for BEK is reducing and will, sometime around the end of 2011, cease altogether. CHH’s obligation to supply BEK is limited by the amount of eucalyptus wood which CHH can reasonably obtain from its current source and which is not already being used by CHH in its own operations. The parties intend that BEK will no longer be supplied under this Agreement once CHH’s current eucalyptus source ceases and CHH will not be obliged to seek an alternate source for BEK. To the extent that CHH is not able to supply WML with BEK, then WML may source such BEK from a third party, but only to the extent that the BEK could not be supplied by CHH. If requested by WML, the parties will consider (but without any obligation) joint purchasing initiatives to procure BEK from third party suppliers to meet both CHH and WML’s BEK requirements.

3.4.	UKP grade priority

In relation to UKP supply, WML prefers to take supply of the various UKP grades in the following order of priority: Papergrade: U25, U40 and Fibre Cement Grade: K50, K30, K20, then K25. CHH will use its reasonable endeavours to supply UKP grades in line with WML’s priority preferences.

3.5.	Transition Grades

CHH produces a limited amount of the Transition Grades at its Tasman Mill. To the extent that CHH has Transition Grades available for sale, CHH will offer such Transition Grades to WML. WML may elect to take such Transition Grades in substitution for the Products. Where CHH supplies Transition Grades in substitution for Products in accordance with this clause, the Transition Grades will be deemed to be Products for the purposes of this Agreement.

3.6.	FSC certification
(a)	CHH will supply WML with Products certified under the chain of custody standard established by the FSC (FSC Certified) to the extent that CHH is reasonably able to procure Products which are FSC Certified for supply under this Agreement.

(b)	Unless WML specifically requests Products that are FSC Certified as “FSC Mixed Sources”, the FSC Certified Products supplied to WML under clause 3.6(a) will be FSC Certified as “FSC Controlled Wood”.

(c)	In the event that WML requests the supply of Products that are FSC Certified as “FSC Mixed Sources”:
(i)	CHH will supply WML with Products which are FSC Certified as “FSC Mixed Sources” to the extent that CHH is reasonably able to procure Products in response to such request which are FSC Certified as “FSC Mixed Sources” for supply under this Agreement; and

(ii)	either party may give notice to the other party that it wishes to review the Price to those specific Products, such Price to reflect the price that is available in the market for equivalent volume of such Products which are FSC Certified as “FSC Mixed Sources” at that time. If the parties cannot agree on a Price for the Products certified as “FSC Mixed Sources” within 10 days of the notice referred to in this clause, the matter will be referred to an independent expert for determination in accordance with clauses 5.6 and 5.7.
(d)	In the event that:
(i)	FSC ceases to exist or set industry standards of the nature referred to in this clause; or

(ii)	CHH or a significant portion of industry participants adopt an alternative certification to the chain of custody standard established by the FSC, the parties will enter into discussions as to the adoption of a suitable replacement certification.
3.7.	On-sales prohibited

WML must not on-sell any of the Products purchased under this Agreement without the prior written consent of CHH.

3.8.	Service Levels
(a)	Specifications: All Products supplied by CHH under this Agreement must meet the Specifications.

(b)	Quarterly reviews: Both parties agree to formally meet quarterly to review service levels in relation to the Specifications and other operational matters pertaining to this Agreement. CHH will monitor and report on CHH’s performance of its obligations under this Agreement against the Specifications at the quarterly reviews.

(c)	Failure to meet Specifications: Where CHH does not meet a Specification in accordance with Appendix 1, the parties’ respective nominated representatives will promptly meet to discuss the reasons why the Specification was not met. The representatives must then use their reasonable endeavours to develop and agree within 7 days a plan to rectify the error and identify what can be done by CHH and WML to ensure the Specification is met in the future.
4.	ORDERS

4.1.	Forecasts

WML will provide CHH with an annual month-by-month forecast of WML’s requirements for Products no later than 30 September of each year of the Term. WML will update that forecast on a monthly basis or as soon as practically possible where a significant change to the forecast is reasonably anticipated. The monthly updates to the forecast should include details of grade mix for the following 3 months.

4.2.	Consignment Stock

CHH will provide the Products on a consignment basis to WML on the following terms:
(a)	CHH will use reasonable endeavours to ensure that WML at all times holds a minimum of 10 days and a maximum of 21 days worth of Products in the volumes and grades specified in the most recent forecast provided under clause 4.1;

(b)	WML will provide CHH with a consumption and inventory report in relation to the Products on a weekly basis;

(c)	CHH retains the right to conduct regular stock takes and audits as may be required;

(d)	all risks for loss or damage associated with the Products held on site by WML will be carried by WML and WML will be responsible for providing and maintaining suitable storage facilities so as to ensure the integrity of the Products; and

(e)	any Products held by WML at the termination of this Agreement will be purchased by WML at the then current Price.
4.3.	Review of stock day levels

The parties will review minimum and maximum number of days worth of Products which CHH will use reasonable endeavours to ensure that WML holds under clause 4.2(a) within the first three months of the Term and every year thereafter to ensure that the minimum and maximum number of days are appropriate and practical for both parties.

5.	PRICE AND DELIVERY

5.1.	Price

WML will pay CHH the price, expressed in USD per air dry (‘air dry’ being 90% absolutely dry pulp) metric tonne, (Price) for the Products supplied by CHH and used by WML. The initial Prices, as calculated in Appendix 3 and Appendix 4 in accordance with the Pricing Model, is:
(a)	BEK—USD709.00;

(b)	BKP — USD734.00;

(c)	UKP — USD620.00;

(d)	BKP Transition Grade Price — USD670.58; and

(e)	BEK Transition Grade Price — USD690.99.
5.2.	Product Pricing Model

The Price for the Products shall be adjusted:

(a)	until 31 December 2010: at the beginning of each Quarter (to apply to that Quarter); and

(b)	from 1 January 2011: at the end of each month (to apply to the following month), with the Price for the Products to be adjusted on 31 December 2010 for application on 1 January 2011, using the following Pricing Model:
(c)	the BKP Price shall be equal to the BKP Base Price less 1.5% (being a volume discount) plus the nominal freight costs from the Port of Tauranga to WML (currently USD8.00 per air dry metric tonne but subject to change);

(d)	the BEK Price shall be equal to the BEK Base Price less 4.5% (being a quality discount), less 3% (being a volume discount) plus the nominal freight costs from the Port of Tauranga to WML (currently USD8.00 per air dry metric tonne but subject to change); and

(e)	the UKP Price shall be equal to the UKP Base Price less USD8.00 per air dry metric tonne (being a volume discount) plus freight costs to WML from CHH’s Tasman Mill (currently USD8.00 per air dry metric tonne but subject to change). Where CHH must supply K25 (Prime Grade Fibre Cement Pulp) due to WML ordering Products in excess of its forecasted requirements, the price for any such K25 (Prime Grade Fibre Cement Pulp) will be as determined under this clause, plus an additional USD100.00 per air dry metric tonne of K25 (Prime Grade Fibre Cement Pulp) supplied. For the avoidance of doubt, to the extent that CHH must supply K25 (Prime Grade Fibre Cement Pulp) to WML in order to supply volumes of Products consistent with WML’s forecasted requirements, no surcharge to the price of K25 (Prime Grade Fibre Cement Pulp) will be applied under this clause.
At CHH’s option, CHH can supply BKP from either its Kinleifh Mill or from its Tasman Mill. Where CHH supplies BKP from its Kinleith Mill, any additional freight costs will be to CHH’s account.

5.3.	Transition Grade Pricing Model

Where Transition Grades are supplied by CHH in accordance with clause 3.5, the Price for the Transition Grades shall be adjusted:
(a)	until 31 December 2010: at the beginning of each Quarter (to apply to that Quarter); and

(b)	from 1 January 2011: at the end of each month (to apply to the following month), with the Price for the Products to be adjusted on 31 December 2010 for application on 1 January 2011, using the following Pricing Model:
(c)	the BKP Transition Grade Price for M85 and E10 shall be equal to the BKP Base Price less USD10.00 per air dry metric tonne (being a qualify discount), less international ocean freight cost to Taiwan (currently USD54.00 per air dry metric tonne but subject to constant change), less 1.5% of FAS (as defined in Incoterms 2000) value (being commission charges) plus freight costs to WML from CHH’s Tasman Mill (currently USD8.00 per air dry metric tonne but subject to change); and

(d)	the BEK Transition Grade Price for E70 shall be equal to the BEK Base Price less USD10.00 (being a quality discount), less international ocean freight cost to Taiwan (currently USD54.00 per air dry metric tonne but subject to constant change), less 1.5% of FAS value (being commission charges) plus freight costs to WML from CHH’s Tasman Mill (currently USD8.00 per air dry metric tonne but subject to change).
5.4.	Review of Pricing Model
(a)	Either party may notify the other three months prior to the end of each 12 month period from the Commencement Date that the notifying party requires a review of the Pricing Model, such review to determine whether the existing Pricing Model still reflects the agreed underlying pricing principle, being that the Price for:
(i)	the Products should reflect the price then available to WML in the open market to purchase the volumes supplied under this Agreement if this Agreement did not exist; and

(ii)	the Transition Grades should reflect the price that CHH could achieve in the open market to sell the volumes supplied under this Agreement offshore if this Agreement did not exist, less any export costs,
(together being the Pricing Principle).
(b)	Upon receipt of notice under clause 5.4(a), the parties will consult in good faith to determine if the Pricing Model still reflects the Pricing Principle. If the parties determine that the Pricing Model no longer reflects the Pricing Principle, the parties will negotiate in good faith to determine a new pricing methodology model which does reflect the Pricing Principle. Once agreed, such new pricing model methodology will be deemed to be the Pricing Model.

(c)	Where a party has given notice under clause 5.4(a), the Price may not be reviewed until such time as the Pricing Model is agreed.
5.5.	Change to Index

In the event that:
(a)	RISI ceases to publish an index applied to determine the BEK Base Price or BKP Base Price; or

(b)	there is any material change to the timing or methodology for reporting or calculating any such index, the parties will enter into discussions as to the adoption of a suitable replacement publication or index (which may or may not be published by RISI) which approximates most closely the purpose and composition of the then current indexes applied to determine the BEK Base Price or the BKP Base Price, provided that any such replacement index must reflect gross prices.

5.6.	Pricing Disputes

If the parties are unable to agree the new Price, the Pricing Model or any matter referred to in clause 5.5 within 28 days of the date on which either is reviewed (for whatever reason), the matter will be referred to an independent expert for determination in accordance with clause 5.7 (Independent Expert). The parties will provide the Independent Expert with such information as may be reasonably requested. The Independent Expert must determine the new Price, the Pricing Model or the replacement publication or index, as the case may be, within 14 days following appointment. The determination of the Independent Expert will be final and binding on the parties, save for manifest error, and the new Price, the Pricing Model or the replacement publication or index will apply as follows:
(a)	in the case of the new Price, the new Price will be backdated to the commencement of the relevant Quarter period (if prior to 1 January 2011) or month (from 1 January 2011);

(b)	in the case of the Pricing Model, the new Pricing Model will apply from the commencement of the relevant 12 month period;

(c)	in the case of the Price for any Products to be supplied which are FSC Certified as “FSC Mixed Sources”, the Price will apply to all such Products supplied as a result of the request which the dispute relates to; and

(d)	in the case of a matter referred to in clause 5.5, the replacement publication or index will apply from the Quarter (if prior to 1 January 2011) or month (from 1 January 2011) in which the event that triggered clause 5.5 occurred.
On resolution of any dispute related to Price, the Pricing Model or any matter referred to in clause 5.5, the parties will pay or credit, as appropriate, to account for any backdated changes to the Price, the Pricing Model or the relevant publication or index.
5.7.	Independent Expert

The Independent Expert will be appointed in accordance with the following provisions:
(a)	the Independent Expert will be appointed by both parties or, where the parties cannot agree within 14 days, appointed by:
(i)	in relation to disputes regarding pricing, the chairperson of the Auckland branch of the Institute of Chartered Accountants of New Zealand; and

(ii)	in relation to all other disputes, the President of the New Zealand Law Society;
(b)	the Independent Expert will act as an expert and not as an arbitrator and the law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
5.8.	Delivery method and time

The Products will be delivered DDP (Incoterms 2000) to WML’s premises in Whakatane. The Products will be delivered to WML during normal working hours unless otherwise agreed, and in accordance with normal industry delivery practices. For the avoidance of doubt, the freight component to the Price is not inconsistent with CHH’s obligation to deliver the Products on a DDP basis.
6.	PAYMENT TERMS

6.1.	Supply on General Terms of Sale

The General Terms of Sale attached as Appendix 2 will apply to the supply of the Products by CHH. To the extent that there is any inconsistency between the terms of this Agreement and the General Terms of Sale, the terms of this Agreement will apply.

6.2.	Payment by WML

CHH will raise an invoice monthly at the start of each month for the amount of the Products used by WML in the previous month as either reported by WML or in accordance with stock takes or audit conducted by CHH. WML must pay for all Products ordered, and invoiced by CHH no later than the last day of the month in which the tax invoice (as defined in the Goods and Services Tax Act 1985) was issued.

The parties agree that all pricing and payments will be made in US dollars (USD).

7.	DISPUTE RESOLUTION PROCESS

7.1.	Procedure

If any dispute arises between the parties under or in connection with this Agreement (other than a pricing dispute under clause 5.6):
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this Agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
7.2.	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified in clause 7.1(c), either party may require the dispute to be referred to an Independent Expert. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

7.3.	Confidentiality

The parties will hold confidential, unless otherwise required by law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 7.

8.	TERMINATION

8.1.	Termination without cause

At any time after 31 December 2013, either party may terminate this Agreement by giving a minimum of 12 months written notice of termination to the other party.

8.2.	Termination with cause

A party may terminate this Agreement with immediate effect by giving written notice to the other party if;
(a)	that other party commits any material breach of this Agreement that is not capable of being remedied;

(b)	that other party commits any material breach of this Agreement that is capable of being remedied, and then fails to remedy the breach within 30 days after receiving notice requiring it to do so;

(c)	that other party ceases to be able to pay its debts as and when they become due or ceases to carry on business; or

(d)	any step is taken to appoint a receiver, a receiver and manager, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.
9.	Assignment

9.1.	No assignment without consent

This Agreement may be assigned by either party subject to approval in writing from the other party. This approval is not to be unreasonably withheld and shall be given if:
(a)	the party requesting approval (Requesting Party) proves to the reasonable satisfaction of the other party that the proposed assignee is respectable, responsible and has the financial resources to meet the Requesting Party’s obligations under this Agreement; and

(b)	all amounts due and payable by the Requesting Party under this Agreement have been paid and there is not any subsisting material breach of the Requesting Party’s obligations under this Agreement.
9.2.	Assignment to Related Entities

Notwithstanding clause 9.1 and clause 9.3, either party may assign or otherwise transfer without the approval of the other party any right or obligation arising out of this Agreement to any entity who is (directly or indirectly) owned or controlled by Mr. Graeme Richard Hart.

9.3.	Change in Control

A change in control of either party will be deemed to be an assignment for the purposes of this clause 9. For the purposes of this Agreement, change in control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart

(b)	where there is a change in direct or indirect control of a party (but, for the avoidance of doubt, if a party is controlled directly or indirectly by Mr Graeme Richard Hart, there will not be a change in control of that party arising from any transfer or other transaction if, following that transfer or transaction, that party continues to be controlled directly or indirectly by Mr. Graeme Richard Hart);

(c)	a sale of the majority of the assets comprising the Whakatane Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(d)	a sale of the majority of the assets comprising the CHH Kinleith pulp mill and the majority of the assets comprising the CHH Tasman pulp mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
9.4.	Obligation to assign

Subject always to clause 9.1, WML must assign or novate this Agreement to a third party purchaser of the majority of the assets comprising the Whakatane Mill.

10.	LIMITATION OF LIABILITY

10.1.	Limited liability per claim

Subject to clauses 10.2 and 10.3 , the liability of either party under this Agreement shall be limited to the aggregate of:
(a)	the value of the actual Products to which the claim relates; and

(b)	$100,000,
per claim or series of related claims.

10.2.	Liability for gross negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s gross negligence or wilful act or wilful omission shall not be subject to the limitations in clauses 10.1 and 0.

10.3.	Limited aggregate liability

Other than in respect of WML’s obligation to pay the Price for all Products ordered and invoiced, the liability of either party under this Agreement shall be limited in any 12 month period commencing as from the Commencement Date to $3.0 million.

10.4.	Exclusion of liability

Subject to clause 10.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this Agreement.

11.	NOTICES

11.1.	Particulars for notices

The particulars for delivery of notices are initially:

(a)	Carter Holt Harvey Pulp & Paper Limited
	Address:	Physical Address
Kinleith Site
State Highway 1
Kinleith
Tokoroa 3491
Postal Address
Private Bag 6
Tokoroa 3444
	Attention:	Neil McDonnell
	Telephone:	07 885 5999
	Facsimile:	07 886 3614
	Email:	Neil.Mcdonnell@chh.co.nz

Copy to each of the persons named below:

Carter Holt Harvey Limited
	Address:	173 Captain Springs Road
Te Papapa
Private Bag 92-106
Auckland 1142
	Attention:	Business Legal Counsel — Pulp, Paper and Packaging
	Facsimile:	09 633 0601

Rank Group Limited
	Address:	Level Nine
148 Quay Street
PO Box 3515
Auckland
	Attention:	Greg Cole
	Facsimile:	09 366 6263
	Email:	Greg.Cole@rankgroup.co.nz

Rank Group Limited
	Address:	Level Nine
148 Quay Street
PO Box 3515
Auckland
	Attention:	Helen Golding
	Facsimile:	09 366 6263
	Email:	Helen.Golding@rankgroup.co.nz

(b)	Whakatane Mill Limited
	Address:	Mill Road
Whakatane
	Attention:	Graham Millar
	Telephone:	07 306 3800
	Facsimile:	07 306 3655
	Email:	Graham.Millar@chh.co.nz

Copy to each of the persons named below:

SIG Group
	Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
	Attention:	Marco Haussener
	Facsimile:	0041 52 674 7200
	Email:	Marco.Haussener@sig.biz

SIG Group
	Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland
	Attention:	Daniel Petitpierre
	Facsimile:	0041 52 674 6556
	Email:	Daniel.Petitpierre@sig.biz

11.2.	Delivery

Any notice, demand, consent or other communication given or made under this Agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 11.1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 11.1;

(c)	sent by fax to the fax number set out or referred to in clause 11.1;

(d)	sent by email to the email address set out or referred to in clause 11.1; or

(e)	given in any other way permitted by law.
However, if the intended recipient has notified a changed postal address, physical address, fax number or email address, then the communication must be to that address or number.

11.3.	When effective

A Notice takes effect from the time it is received unless a later time is specified.

11.4.	Receipt — post

If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside New Zealand).

11.5.	Receipt — fax

If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

11.6.	Receipt — email

If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

11.7.	After hours communications

If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

12.	Confidentiality

Except as required by law or by the rules of any applicable stock exchange, each party agrees to keep the terms of this Agreement and any information supplied directly or indirectly by the other party (which is not public information)

confidential, provided that each party is permitted to make such disclosures to its employees, agents, advisers or subcontractors as is necessary to enable that party to perform its obligations under this Agreement.

13.	FORCE MAJUERE

Neither party will be liable for any failure to perform its obligations under this Agreement where such failure is due to a Force Majeure Event, provided that the affected party:
(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
Either party may terminate this Agreement in whole or in part to the extent the other party’s performance of its obligations under this Agreement is materially affected by a Force Majeure Event lasting more than 20 days.

If CHH is unable to supply any Products due to a Force Majeure Event, then WML may purchase or source the relevant Products from a third party while the Force Majeure Event continues.

14.	Governing law

This Agreement will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

15.	Costs

Subject to any express provision in this document to the contrary, each party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

16.	Amendment

This Agreement may only be varied or replaced by an instrument in writing duly executed by the parties.

17.	Counterparts

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

18.	Joint and several liability

An obligation under this Agreement of two or more persons binds them jointly and severally.

19.	Entire agreement

This Agreement and the documents specifically referred to in it constitute the entire understanding and agreement between WML and CHH with respect to the supply and purchase of the Products, and supersedes all negotiations, prior discussions, and preliminary agreements, between the parties.

20.	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be deleted from the document, and the parties shall in good faith negotiate to replace the provision with a new provision which being legal, valid and enforceable, comes closest to the meaning of the original provision, and the remainder of this Agreement will not be affected.

21.	Further Assurances

Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

Executed as an agreement.

Executed by Carter Holt Harvey Pulp &	)
Paper Limited	)

/s/ ROBERT BAILEY
Authorised Signatory

ROBERT BAILEY
Print name

Executed by Whakatane Mill Limited	)
)

/s/ ROBERT BAILEY
Authorised Signatory

ROBERT BAILEY
Print name

APPENDIX 1 PULP SPECIFICATIONS
PULP SPECIFICATIONS ARE ATTACHED FOR THE FOLLOWING GRADES:
TASMAN U25
TASMAN U40
TASMAN K20
TASMAN K25
TASMAN K30
TASMAN K50
TASMAN Hi-White (M90)
KINLEITH Hi-White (BKT)
TASMAN M85
TASMAN E10
TASMAN E90
TASMAN E70

Tasman Unbleached Kraft Pulp
Papergrade Unbleached Pulp
(U25)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TYPICAL	MAXIMUM
Kappa Number	15		25
Fibre Length, Kajaani FS300, (Length Weighted, Contoured), mm (Tappi T 271 om-98)	2.20	2.45
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	11.5
Dirt Count — mm2/g (Tappi T246)			80
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Unbleached Kraft Pulp
Papergrade Unbleached Pulp
(U40)
Manufacturing Qualify Specification

PROPERTY	MINIMUM	TYPICAL	MAXIMUM
Kappa Number	25
Fibre Length, Kajaani FS300, (Length Weighted, Contoured), mm (Tappi T 271 om-98)	2.20	2.45
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	12.5
Dirt Count — mm2/g(Tappi T246)			80
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Unbleached Kraft Pulp
Shoulder Grade Fibre Cement Pulp
(K20)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Kappa Number	19	20	21.9
Fibre Length, Kajaani FS300, (Length Weighted, Contoured), mm (Tappi T 271 om-98)	2.66	2.85
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	13.5	15.5
Shives, mm2/g (Tappi T246)			30
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Unbleached Kraft Pulp
Prime Grade Fibre Cement Pulp
(K25)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Kappa Number	22.0	25	29.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	2.71	2.85
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	15.0	16.5
Shives, mm2/g (Tappi T246)			3
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Unbleached Kraft Pulp
Shoulder Grade Fibre Cement Pulp
(K30)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Kappa Number	29.1	30.5	32.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	2.66	2.85
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	14.5	16.5
Shives, mm2/g (Tappi T246)			80
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Unbleached Kraft Pulp
Hi Kappa Fibre Cement Pulp
(K50)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Kappa Number	32.1
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	2.66	2.85
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	14.5	16.5
Shives, mm2/g (Tappi T246)			80
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Medium Coarseness Kraft Pulp
Prime Bleached Softwood Kraft
(M90)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446S-92)	88.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	2.25	2.35
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 130l.459rp:1998)	11.2	12.5
Dirt Count, mm2/m2 (Tappi T213 OM-97)		0.0	2.0
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Kinleith hi white Kraft Pulp
Prime Bleached Softwood Kraft
(BKT)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446s-92)	88.0
Fibre Length, Fibrelab (Length Weighted Projected), mm (Tappi T 271 om-98)	2.12	2.22	2.30
*Wet Zero Span Tensile Strength, (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	11.2	12.2
Dirt Count — mm2/m2 (Tappi T213 OM-97)		0.0	2.0

*	After mild treatment to de-curl fibre.
The property targets and limits set out above are those applied at the CHH Kinleith Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Medium Coarseness Kraft Pulp
Bleached Softwood Kraft
(M85)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446s-92)	87.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	2.25	2.35
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	10.0
Dirt Count, mm2/m2 (Tappi T213 OM-97)		0.0	7.0
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Medium Coarseness Kraft Pulp
Bleached Softwood Transition Kraft
(E10)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446S-92)	87.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	1.88		2.25
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	8.0
Dirt Count, mm2/m2 (Tappi T213 OM-97)			4.0
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Bleached Eucalyptus Kraft Pulp
Prime Bleached Hardwood Kraft
(E90)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446S-92)	88.5	89.5
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	0.56	0.80	0.97
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	12.0	14.0
Dirt Count, mm2/m2 (Tappi T213 OM-97)			2.0
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

Tasman Bleached Eucalyptus Kraft Pulp
Bleached Hardwood Transition Kraft
(E70)
Manufacturing Quality Specification

PROPERTY	MINIMUM	TARGET	MAXIMUM
Brightness, % ISO (AS/NZS 1301.446S-92)	87.0
Fibre Length, Kajaani FS300, (Length Weighted, contour), mm (Tappi T 271 om-98)	0.56		1.10
Wet Zero Span Tensile Strength (OD Breaking Length), km (AS/NZS 1301.459rp:1998)	9.0
Dirt Count, mm2/m2 (Tappi T213 OM-97)		0.0	5.0
The property targets and limits set out above are those applied at the CHH Tasman Mill at the time of manufacture and relate to tests performed according to the Standards quoted. Where instrument-based measurements are used, calibration against the relevant Standard is undertaken on a regular basis.
The suite of tests has been developed to allow more frequent pulp characterisation than can generally be achieved using classical evaluation methods, facilitating improved levels of product grading and uniformity.

APPENDIX 2
GENERAL TERMS OF SALE
1.	PRICE AND ORDERS

1.1	The Buyer will place Orders with the Seller in accordance with the Seller’s processes as advised to the Buyer from time to time.

1.2	The Buyer will pay to the Seller the Price for the Goods in accordance with clause 2.

1.3	The Price will be increased by the amount of any GST and other taxes and duties which may be applicable, except to the extent that such taxes or duties are expressly included in the Price.

1.4	There is no obligation on the Seller to enquire as to the authority of any person placing an Order on behalf of the Buyer.

2.	PAYMENT

2.1	Payment of the Price is to be made by such method as the Seller nominates from time to time and is due by the last day of the month following the date of Delivery, provided that the Buyer has received an invoice by the 5th of that month for those purchases made in the previous calendar month.

2.2	The Buyer may not withhold payment or make any set-off or deduction from any Amount Owing without the Seller’s prior written consent.

2.3	The Seller must apply payments received in reduction of the oldest Amount Owing first.

3.	DELIVERY

3.1	Where the Goods are to be supplied “Free into the Buyer’s Store”, the Seller will deliver, or arrange delivery of, the Goods to the agreed destination on the delivery date advised to the Buyer and pay any storage, transportation and insurance costs incurred as a result up to the time of delivery. Delivery will be deemed to have been made when the Goods arrive at the agreed delivery point.

3.2	The Seller must use reasonable endeavours to supply the Goods to the Buyer in accordance with required delivery dates and must notify the Buyer promptly if it is unable to do so.

3.3	In all circumstances whatever the agreed method of delivery, the Buyer will be responsible at its own cost for unloading the Goods, or for arranging for a suitable means of unloading the Goods, from the relevant delivery vehicle. The Buyer shall also be responsible for all subsequent movements of the Goods and pay all expenses and accept all risks in relation to the Goods from the time that they are available for unloading, including without limitation, storage charges.

3.4	The Seller may deliver the Goods by instalments. Each instalment will be treated as a separate contract under these Terms.

4.	TITLE, RISK AND SECURITY

4.1	Risk of any loss, damage or deterioration of or to the Goods passes to the Buyer on Delivery.

4.2	Ownership of the Goods remains with the Seller and does not pass to the Buyer until the Buyer pays in full the Amount Owing in respect of those specific Goods.
4.3	While Ownership of the Goods remains with the Seller, the Seller authorises the Buyer in the ordinary course of its business to use the Goods including further manufacturing them and combining them with other raw materials to form new products and to sell the Goods and any other goods with which they are combined for full consideration.

4.4	The authority referred to in clause 4.3 is revoked automatically from the time an Event of Default occurs including without limitation if an administrator is appointed to the Buyer.

4.5	Where the authority conferred by clause 4.3 is revoked under clause 4.4:
•	the Buyer authorises the Seller to use reasonable force to enter the premises where the Goods are stored and remove them;

•	the Seller shall exercise reasonable care in entering such premises and removing such Goods, but shall not be liable for trespass or any damage caused by the use of reasonable force;

•	the Buyer is released from the obligation to pay the Price for all Goods repossessed by the Seller except to the extent any proceeds obtained by the Seller reselling the Goods (less all costs incurred) are less than the Price owing by the Buyer to the Seller for those same Goods;

•	the Seller may resell any repossessed Goods and apply the proceeds of sale in reduction of the Amount Owing as the Seller thinks fit; and

•	the Buyer is liable for all costs associated with the exercise by the Seller of its rights under this clause 4.5 and costs are payable to the Seller on demand.
4.6	Where an Event of Default occurs and is continuing, the Seller may bring an action for the Amount Owing in respect of the Goods even where Ownership of the Goods has not passed to the Buyer.

4.7	Until Ownership of the Goods passes to the Buyer under these Terms, the Buyer must:
•	keep proper stock records and records of account with respect to the purchase, receipt, sale of, and other dealings with, the Goods; and

•	make those records and/or the Goods themselves available to the Seller for inspection (and, in the case of the records, copy them) at the Seller’s reasonable request.
4.8	In consideration for the supply terms set out in these Terms:
•	the Buyer acknowledges that the Seller has a security interest under the PPSA in all the Goods supplied by the Seller under these Terms as security for payment of the Amount Owing (including, for the purposes of sections 71 and 72 of the PPSA, further advances) in respect of the Goods, and that the Seller may register a financing statement to perfect its security interest in the Goods;

•	the Buyer acknowledges that it has received value from the Seller as at the date of first delivery of the Goods and has not agreed to postpone the time for attachment of the security interest granted to the Seller under these Terms nor to subordinate such security interest in favour of any person;

•	these Terms and each security interest created under these Terms is a continuing security, notwithstanding intermediate payments or anything else, and is in addition to, and not to be merged in, any other security agreement, guarantee or other agreement (present or future) expressed or intended to be security for any amounts owing to the Seller in respect of Goods;
•	no security interest created under these Terms is discharged, nor are the Buyer’s obligations affected by any amendment to, or the validity or enforceability of, or failure to enforce, these Terms, the insolvency, liquidation, administration, amalgamation, change in status or reorganisation of the Buyer, or anything else whatever that, but for this clause, may have discharged these Terms or affected the Buyer’s obligations under these Terms, and the Seller is not liable to the Buyer in relation to any of these matters, even though the Buyer’s rights in subrogation or otherwise may be prejudiced as a result;

•	the Buyer will, at its own cost, promptly provide all reasonable information and do all reasonable things that the Seller may require to ensure that the Seller has perfected security interests in respect of the Goods under the PPSA or otherwise to secure to the Seller the full benefit of its intended rights under these Terms (including (without limitation, promptly notifying the

•	in the course of a process of production or manufacture, the Buyer will:Seller of any change in the Buyer’s name, address or contact details).
4.9	To the extent that Part 9 of the PPSA applies to these Terms and to the extent permitted by law, the Buyer waives its rights set out in Part 9 of the PPSA (including, without limitation, its rights to receive any verification statement or financing change statement) and, where the Seller has rights in addition to those in Part 9 of the PPSA, those rights continue to apply.

4.10	If the Buyer acquires the Goods for the purposes of resupplying them in trade or consuming them
•	include in its conditions of sale a clause to the effect that the Consumer Guarantees Act 1993 (CG Act) will not apply where a customer of the Buyer acquires or holds itself out as acquiring the Goods for a business purpose;

•	notify its customers of the effect of the first bullet point of clause 4.10;

•	indemnify the Seller against all losses, costs, damages or liabilities which the Seller may incur or be liable to pay arising out of the Buyer’s failure to take the action required under this clause 4.10;

•	immediately notify the Seller in writing of any claim or demand that the Buyer might receive in respect of the Goods, and give the Seller all details of the claim or demand; and

•	not represent to any of its customers that it is acting for, or has any authority to bind, the Seller.
5.	WARRANTIES AND LIABILITY

5.1	In the event of any Claim under these Terms, at the Seller’s discretion Goods may be repaired or replaced or the Price refunded. No Claim may be made against the Seller for loss of profits, consequential or indirect damages or special loss.

5.2	All warranties, descriptions, representations, terms and conditions (other than these Terms) whether implied by law, trade, custom or otherwise are, and all other liability of the Seller, whether in tort (including negligence), contract or otherwise is, expressly excluded to the fullest extent permitted by law.
5.3	In respect of any Goods supplied to a Buyer registered in Hew Zealand:
•	Goods are acquired by the Buyer for business purposes and the CG Act does not apply; and

•	nothing in these terms is intended to have the effect of contracting out of the provisions of the CG Act except to the extent permitted under that Act.
5.4	Where the Seller is advised by any third party (including the Buyer), or forms a view itself, that there could be a manufacturing defect in relation to the Goods (or any particular batch of Goods), the Seller agrees to:
•	promptly notify the Buyer on a confidential basis, of the nature of the issue and the process the Seller proposes to deal with that particular issue;

•	put in place systems for the collection, and, where appropriate, replacement, of affected raw Goods from the Buyer and its immediate and ultimate customers, as soon as practicable; and

•	arrange and meet all reasonable freight and distribution costs associated with any such collection and/or exchange of affected Goods from the Buyer and/or customer sites. (Where payment has already been made for the Good being exchanged, any supply of replacement Goods shall be made free of charge.)
6.	DEFAULT

6.1	If any Event of Default occurs in respect of a party:
•	any Amount Owing will immediately become due and payable notwithstanding that the due date has not arisen; and/or

•	where the defaulting party is the Buyer, to the extent permitted by law, each security interest created by these Terms will become immediately enforceable and, the Buyer must return the Goods to the Seller promptly on request or the Seller may take possession of and sell the Goods and the Seller has all the rights of a natural person in relation to the Goods and all other rights conferred by law (including under Part 9 of the PPSA) in relation to the Goods.
6.2	The non-defaulting party is entitled to recover from the defaulting party all costs that the non-defaulting party incurs in connection with the exercise, protection or enforcement of the non-defaulting party’s rights under these Terms or conferred by law, in each case on demand and on a full indemnity basis.

7.	USE OF INFORMATION

7.1	The Buyer agrees that the Seller may obtain information about the Buyer from the Buyer or any other person (including any Person related to the Seller and including any company within the wider group of companies of which the Seller forms part (the Wider Seller Group) and any credit or debt collection agencies) in the course of the Seller’s business, including credit assessment, debt collection and direct marketing activities, and the Buyer consents to any person providing the Seller with such information.

7.2	The Buyer agrees that the Seller may use any information it has about the Buyer relating to the Buyer’s creditworthiness and, subject to any confidentiality agreement between the Buyer and the Seller, give that information to any other person, including any credit or debt collection agency and other members of the Wider Seller Group for credit assessment and or, debt collection purposes. Under the Privacy Act 1993 (NZ), the Buyer has rights of access to, and correction of, their personal information.
8.	WAIVER

8.1	If the Seller exercises or fails to exercise or delays exercising any right or remedy available to it, such exercise, failure or delay will not prejudice the Seller’s rights in exercising that or any other right or remedy unless expressly specified in writing and signed by the Seller.

9.	ELECTRONIC MESSAGES

9.1	The Buyer agrees that the Seller may send electronic messages relating to its business, including promotional messages in respect of goods and services offered by the Seller, to the Buyer from time to time to the email addresses provided by the Buyer. If the Buyer no longer wishes to receive such messages it may notify the Seller in which event no promotional messages will be sent by the Seller by electronic means to the Buyer.

10.	GOVERNING LAW

10.1	These Terms will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

11.	WORDS USED IN THESE TERMS

11.1	“Amount Owing” means, at any time, all amounts owing by the Buyer to the Seller under these Terms, or if the context expressly provides in respect of specific Goods.

11.2	“Claim” includes any claim:
•	for any loss, damage or injury of any kind, excluding consequential or indirect loss or damage, suffered by any person arising directly or indirectly from:

•	any breach of the Seller’s obligations under these Terms; or

•	any cancellation of these Terms; or

•	any negligence, misrepresentation or other act or omission by the Seller or its employees, agents or contractors; or

•	for any other compensation, demand, remedy, liability or action.
11.3	“Delivery “ means delivery of the Goods as determined pursuant to clause 3 of these Terms.

11.4	“Event of Default” in relation to a defaulting party means an event where:
•	that party fails to comply with these Terms; or

•	that party commits an act of bankruptcy; or

•	that party enters into any compromise or arrangement with its creditors; or

•	if that party is a company:

•	that party does anything which would make it liable to be put into liquidation; or

•	a resolution is passed or an application is made for the liquidation of that party; or

•	a receiver or statutory or official manager is appointed over all or any of that party’s assets; or

•	that party, its board, or shareholders is considering appointing an administrator or liquidator; or

•	an administrator is appointed to that party;

•	anything analogous, or having similar effect, to any of the other events above arises.
11.5	“Goods” means all goods and associated services supplied to the Buyer by the Seller now and at any time in the future pursuant to any agreement between the Buyer and the Seller which incorporates these Terms, together with all accessories and replacements that are at any time supplied or attached to the Goods and all of the Buyer’s present and future right, title and interest (legal and equitable) in all documents of title relating to the Goods, and for the purposes of the PPSA all debtors and proceeds arising from the sale of the Goods.

11.6	“Order” means an order placed by the Buyer with the Seller for the purchase of Goods.

11.7	“Ownership” means the property in and legal and beneficial ownership of the Goods.

11.8	“Person” includes a corporation, association, firm, company, partnership or individual.

11.9	“PPSA” means the Personal Property Securities Act 1999. Terms defined in the PPSA will have the same meanings where used in these Terms unless the context otherwise requires.

11.10	“Price” means the purchase price of the Goods as most recently specified by the Seller to the Buyer in writing or otherwise (or, if no such price has been specified, the Seller’s then-current market price for the Goods) and any taxes or duties payable under clause 1.3 and any other costs payable by the Buyer under these Terms (including, without limitation, costs relating to transportation, storage and insurance).

11.11	“Terms” means these terms of sale and, as the context requires, each contract entered into between the Buyer and the Seller for the supply of Goods and each invoice issued by the Seller to the Buyer for Goods into which these terms of sale are incorporated.

11.12	References to legislation include as amended, re-enacted or substituted and any statutory instruments, regulations and orders issued under such legislation.

11.13	Whenever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”.

APPENDIX 3
Example of operation of Pricing Model for the Products
BKP Price
Example of Pricing Model to calculate initial Price:
     BKP Base Price = USD736.67 per air dry metric tonne
     Less volume discount of 1.5% = -USD11.05 per air dry metric tonne
     Plus nominal freight costs to WML from Port of Tauranga = +USD8.00 per air dry metric tonne
Initial Price for BKP equals = USD734.00 per air dry metric tonne
BEK Price
Example of Pricing Model to calculate initial Price:
     BEK Base Price = USD756.67 per air dry metric tonne
     Less quality discount of 4.5% = -USD34.05 per air dry metric tonne
     Less volume discount of 3% = -USD21.68 per air dry metric tonne
     Plus nominal freight costs to WML from Port of Tauranga = +USD8.00 per air dry metric tonne
Initial Price for BEK equals = USD709.00 per air dry metric tonne
UKP Price
Example of Pricing Model to calculate initial Price:
     UKP Base Price = USD620.00 per air dry metric tonne
     Less volume discount = -USD8.00 per air dry metric tonne
     Plus nominal freight costs to WML from Port of Tauranga = +USD8.00 per air dry metric tonne
Initial Price for UKP equals = USD620.00 per air dry metric tonne

APPENDIX 4
Example of operation of Pricing Model for Transition Grades
BKP Transition Grade Price
Example of Pricing Model to calculate initial Price:
     BKP Base Price = USD736.67 per air dry metric tonne
     Less quality discount = -USD10.00 per air dry metric tonne
     Less international ocean freight cost to Taiwan = -USD54.00 per air dry metric tonne
     Less commission charges of 1.5% of FAS = -USD10.09 per air dry metric tonne
     Plus freight costs to WML from CHH’s Tasman Mill = +USD8.00 per air dry metric tonne
Initial Price for BKP Transition Grade equals = USD670.58 per air dry metric tonne
BEK Transition Grade Price
Example of Pricing Model to calculate initial Price:
     BEK Base Price = USD756.67 per air dry metric tonne
     Less quality discount = -USD 10.00 per air dry metric tonne
     Less international ocean freight cost to Taiwan = -USD54.00 per air dry metric tonne
     Less commission charges of 1.5% of FAS = -USD9.67 per air dry metric tonne
     Plus freight costs to WML from CHH’s Tasman Mill = +USD8.00 per air dry metric tonne
Initial Price for BEK Transition Grade equals = USD690.99 per air dry metric tonne